Exhibit 99.1

A message from Nxu regarding Nasdaq compliance

Nxu was notified that it failed to comply with Nasdaq’s Listing Rule 5550(b)(1) and was issued a delisting notification. Once a company receives a delisting notice, it can file a hearing request, which stays (i.e. pauses) any delisting action of the company’s securities until the hearing process has been completed. Within 45 days of the delisting notification, the Company must present to Nasdaq its plan for regaining compliance. If the Nasdaq hearings panel finds the Company’s plan compelling, it may grant the company up to an additional 180 days to implement its plan and regain compliance. Nxu intends to request a hearing next week. The Company’s securities will continue to be traded and will not be delisted while the hearing process takes its course.

Aligned with our core values, we want to provide as much transparency as possible to our stakeholders. We value your partnership and understand your desire for more information, so we will try to share as much as we can. As part of our appeal, we intend to present a plan similar to the outline below to evidence the steps we intend to take to regain Nasdaq compliance.

Nxu does not meet Nasdaq’s continued listing standards by two different metrics: stockholders’ equity ($2,500,000) and minimum bid price ($1.00). Our compliance plan will utilize several methods to bring Nxu back into compliance with Nasdaq’s listing requirements.

•	To increase stockholders’ equity, Nxu can sell additional shares of common stock
o	Nxu recently announced an offering of 42,666,667 shares of Class A common stock in a public offering on a Form S-1 registration statement
o	Since it has been public for more than a year, Nxu can file a Form S-3 registration statement for an at-the-market facility to sell additional shares of common stock
o	Nxu will continue to explore other avenues for additional investment with its bankers and strategic partners
o	Sales of additional shares of common stock could have the potential to increase Nxu’s stockholders’ equity above the Nasdaq minimum requirement of $2,500,000.
•	To address the minimum bid price deficiency, Nxu can effectuate a reverse stock split.
o	The CEO and President can execute a shareholder resolution by written consent and complete a reverse stock split after filing an information statement and waiting 20 calendar days. Once completed, the reverse stock split could result in the Company’s share price exceeding Nasdaq’s minimum bid price of $1.00.

Nxu believes this multi-pronged approach to increasing stockholders’ equity and raising the minimum bid price will address all areas in which it does not meet Nasdaq’s listing standards and will bring Nxu back into compliance. Regaining Nasdaq compliance will ultimately set the company up to execute against its vision of a future where energy is harnessed in a way that is abundant, accessible and infinite, to make electric mobility viable.